As filed with the Securities and Exchange Commission on August 1, 2022

Registration No. 333-266298

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cottonwood Communities, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	6798	61-1805524
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1245 Brickyard Rd., Suite 250

Salt Lake City, Utah 84106

(801) 278-0700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Daniel Shaeffer

Chief Executive Officer

Cottonwood Communities, Inc.

1245 Brickyard Rd., Suite 250

Salt Lake City, Utah 84106

(801) 278-0700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Darryl Steinhause, Esq. Laura K. Sirianni, Esq. Kerry E. Johnson, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 (919) 786-2000	Josh Schneiderman, Esq. Snell & Wilmer L.L.P. 350 South Grand Ave., Suite 3100 Los Angeles, California 90071 Tel: (213) 929-2500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

Information Not Required in the Prospectus

Item 20. Indemnification of Directors and Officers

Subject to the significant conditions set forth below, Cottonwood Communities, Inc. (the “Company”, “we”, “our” or the “registrant”) has included in its charter a provision limiting the liability of its directors and officers to the Company and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Subject to the significant conditions set forth below, the charter also provides that the Company shall indemnify a director, officer or the advisor or any of its affiliates against any and all losses or liabilities reasonably incurred by them (other than when sued by or in right of the Company) in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company in such capacity.

Under the Company’s charter, the Company shall not indemnify a director, the advisor or any of the advisor’s affiliates (each an “Indemnitee”) for any liability or loss suffered by an Indemnitee, nor shall it exculpate an Indemnitee, unless all of the following conditions are met: (i) an Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company; (ii) the Indemnitee was acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of (A) negligence or misconduct by the Indemnitee, excluding an Independent Director, or (B) gross negligence or willful misconduct by an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from its stockholders. Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission (the “SEC”) and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

The charter provides that the advancement of Company funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if (in addition to the procedures required by Maryland law) all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a common stockholder or the legal action is initiated by a common stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Indemnitee undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, if the Indemnitee is found not to be entitled to indemnification.

It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The Company also purchases and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following is a list of exhibits filed as part of this registration statement.

Ex.	Description

2.1	Agreement and Plan of Merger, dated as of January 26, 2021, by and among the Company, Cottonwood Communities O.P, LP, Cottonwood Communities GP Subsidiary, LLC, Cottonwood Multifamily REIT I O.P., LP and Cottonwood Multifamily REIT I, Inc., incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed February 1, 2021

2.2	Agreement and Plan of Merger, dated as of January 26, 2021, by and among the Company, Cottonwood Communities O.P., LP, Cottonwood Communities GP Subsidiary, LLC, Cottonwood Residential O.P., LP and Cottonwood Residential II, Inc., incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed February 1, 2021

2.3	Agreement and Plan of Merger, dated as of January 26, 2021, by and among the Company, Cottonwood Communities O.P., LP, Cottonwood Communities GP Subsidiary, LLC, Cottonwood Multifamily REIT II O.P., LP and Cottonwood Multifamily REIT II, Inc., incorporated by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K filed February 1, 2021

2.4	Agreement and Plan of Merger, dated as of July 8, 2022, by and among the Company, Cottonwood Multifamily Opportunity Fund, Inc., Cottonwood Multifamily Opportunity O.P., LP, Cottonwood Residential O.P., LP and Cottonwood Communities GP Subsidiary, LLC, incorporated by reference to Annex A to the prospectus/proxy statement

3.1	Articles of Amendment and Restatement, incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed June 27, 2018

3.2	Bylaws, incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed December 22, 2016

3.3	Articles Supplementary for the Class A shares of common stock, incorporated by reference to Exhibit 3.1 on Form 8-K (No. 333-215272) filed August 19, 2019

3.4	Articles Supplementary for the Class T shares of common stock, incorporated by reference to Exhibit 3.2 on Form 8-K (No. 333-215272) filed August 19, 2019

3.5	Articles of Amendment, incorporated by reference to Exhibit 3.3 on Form 8-K (No. 333-215272) filed August 19, 2019

3.6	Article Supplementary – Preferred Stock, incorporated by reference to Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q filed November 13, 2019

3.7	Articles Supplementary for the Series 2016 Preferred Stock, incorporated by reference to Exhibit 3.1 on Form 8-K (No. 000-56165) filed April 2, 2021

3.8	Articles Supplementary for the Series 2017 Preferred Stock, incorporated by reference to Exhibit 3.2 on Form 8-K (No. 000-56165) filed April 2, 2021

3.9	Articles Supplementary for the Series 2019 Preferred Stock, incorporated by reference to Exhibit 3.3 on Form 8-K (No. 000-56165) filed April 2, 2021

3.10	Articles of Amendment for the Class TX shares of common stock, incorporated by reference to Exhibit 3.4 on Form 8-K (No. 000-56165) filed April 2, 2021

3.11	Articles Supplementary for the Class D, Class I and Class T shares of common stock, incorporated by reference to Exhibit 3.5 on Form 8-K (No. 000-56165) filed April 2, 2021

Ex.	Description

3.12	Articles Supplementary for the Class D shares of common stock, incorporated by reference to Exhibit 3.12 to Pre-Effective Amendment no. 2 to the Company’s Registration Statement on Form S-4 (No. 333-255171) filed May 13, 2021

3.13	Articles Supplementary for the Class D and Class T shares of common stock, incorporated by reference to Exhibit 3.1 to the Company’s Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed August 11, 2021

3.14	Articles Supplementary for the Series 2019 Preferred Stock, incorporated by reference to Exhibit 3.1 to Form 8-K filed October 18, 2021

3.15	Articles of Amendment, incorporated by reference to Exhibit 3.1 on Form 8-K filed December 20, 2021

3.16	Articles Supplementary for the Series 2019 Preferred Stock, incorporated by reference to Exhibit 3.1 to Form 8-K filed February 7, 2022

3.17	Articles Supplementary for the Series 2016 Preferred Stock and 2017 Preferred Stock, incorporated by reference to Exhibit 3.1 to Form 8-K filed July 6, 2022

4.1	Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates), incorporated by reference to Exhibit 4.2 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed June 27, 2018

4.2	Multiple Class Plan, incorporated by reference to Exhibit 4.1 to the Company’s Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed August 11, 2021

5.1	Opinion of DLA Piper LLP (US) re legality*

8.1	Opinion of DLA Piper LLP (US) as to tax issues regarding reorganization*

8.2	Opinion of Snell & Wilmer L.L.P. as to tax issues regarding reorganization*

8.3	Opinion of DLA Piper LLP (US) regarding REIT qualification of Cottonwood Communities, Inc.*

10.1	Form of Performance-Based CCOP LTIP Unit Award Agreement, incorporated by reference to Exhibit 10.19 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-184476) filed April 20, 2020

10.2	Form of Performance-Based LTIP Unit Award Agreement, incorporated by reference to Exhibit 10.19 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-215272) filed April 20, 2020

10.3	Trademark License Agreement by and among the Company, Cottonwood Residential O.P., LP and CC Advisors III, LLC dated May 7, 2021, incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-4/A (file no. 333-255171) filing dated May 12, 2021

10.4	Reimbursement and Cost Sharing Agreement between Cottonwood Capital Management, Inc. and Cottonwood Communities Advisors, LLC dated May 7, 2021, incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-4/A (file no. 333-255171) filing dated May 12, 2021

10.5	Master Credit Facility Agreement by and among CW Highland Apartments, LLC, CW Alpha Mills Apartments, LLC, CW Westside Apartments, LLC and Berkadia Commercial Mortgage, LLC dated August 3, 2016, incorporated by reference to Exhibit 6.10 to Cottonwood Multifamily REIT I, Inc.’s Current Report on Form 1-U filed August 9, 2016

Ex.	Description

10.6	Tax Protection Agreement between Cottonwood Residential O.P., LP and High Traverse Holdings, LLC dated January 26, 2021, incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-4/A (file no. 333-255171) filing dated May 12, 2021

10.7	Form of Performance-Based CROP LTIP Unit Award Agreement, incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-4/A (file no. 333-255171) filing dated May 12, 2021

10.8	Form of Time-Based CROP LTIP Unit Award Agreement, incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-4/A filing (file no. 333-255171) dated May 12, 2021

10.9	Sixth Amended and Restated Limited Partnership Agreement of Cottonwood Residential O.P., LP dated July 15, 2021, incorporated by reference to Exhibit 10.11 to the Company’s Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed on August 2, 2021

10.10	Commercial Real Estate Purchase Contract between 3300 Cottonwood, LLC and 33rd and 13th, LLC dated October 26, 2021, incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed March 30, 2022

10.11	Purchase Agreement dated as of November 1, 2021 by and between Sugar House Commons, LLC and Cimarrona Capital, LLC, Tegron Holdings, LLC, Spring Creek Holdings, LLC, Eric Marlin, as the Trustee of the Eric Marlin Living Trust, Villandry, LLC and Little Grand, LLC, incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed March 30, 2022

10.12	First Amendment to the Sixth Amended and Restated Limited Partnership Agreement of Cottonwood Residential O.P., LP dated October 20, 2021, incorporated by reference to Exhibit 10.15 to the Company’s Amendment no. 1 to the Registration Statement on Form S-11 (No. 333-258754) filed October 21, 2021

10.13	Cottonwood Communities, Inc. 2022 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (No. 333-263982) filed March 30, 2022

10.14	Second Amendment to the Sixth Amended and Restated Limited Partnership Agreement of Cottonwood Residential O.P., LP dated as of January 1, 2022 and effective as of November 12, 2021, incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed May 12, 2022

10.15	Third Amendment to the Sixth Amended and Restated Limited Partnership Agreement of Cottonwood Residential O.P., LP entered into effective as of February 7, 2022, incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed May 12, 2022

10.16	Amended and Restated Advisory Agreement by and among the Company, Cottonwood Residential O.P., LP and CC Advisors III, LLC dated May 7, 2022, incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed May 12, 2022

10.17	Renewal Agreement dated May 7, 2022 by and among Cottonwood Capital Management, Inc. and Cottonwood Communities Advisors, LLC with respect to Reimbursement and Cost Sharing Agreement dated May 7, 2021, incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed May 12, 2022

21.1	Subsidiaries of the Company, incorporated by reference to Exhibit 21.1 to the Company’s Post-Effective Amendment No. 10 to the Company’s Registration Statement on Form S-11 (No. 333-258754) filed July 12, 2022

23.1	Consent of KPMG LLP, independent registered public accounting firm, regarding Cottonwood Communities, Inc. incorporated by reference to Exhibit 23.1 to the Company’s Registration Statement on Form S-4 (File No. 333-266298) filed July 22, 2022

Ex.	Description

23.2	Consent of KPMG LLP, independent registered public accounting firm, regarding Cottonwood Residential II, Inc., incorporated by reference to Exhibit 23.2 to the Company’s Registration Statement on Form S-4 (File No. 333-266298) filed July 22, 2022

23.3	Consent of KPMG LLP, independent registered public accounting firm, regarding Cottonwood Multifamily REIT I, Inc., incorporated by reference to Exhibit 23.3 to the Company’s Registration Statement on Form S-4 (File No. 333-266298) filed July 22, 2022

23.4	Consent of KPMG LLP, independent registered public accounting firm, regarding Cottonwood Multifamily REIT II, Inc., incorporated by reference to Exhibit 23.4 to the Company’s Registration Statement on Form S-4 (File No. 333-266298) filed July 22, 2022

23.5	Consent of DLA Piper LLP (US) (included in Exhibits 5.1, 8.1, and 8.3)*

23.6	Consent of Snell & Wilmer L.L.P. (included in Exhibit 8.2)*

24.1	Power of Attorney, incorporated by reference to the signature page of the Company’s Registration Statement on Form S-4 (File No. 333-266298) filed July 22, 2022

99.1	Share Repurchase Program Effective as of October 7, 2021, incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-11 filed October 21, 2021

99.2	Consent of CBRE Capital Advisors, Inc., incorporated by reference Exhibit 99.2 to the Company’s Registration statement on Form S-4 (File No. 333-266298) filed July 22, 2022

99.3	Consent of Altus Group U.S., Inc., incorporated by reference Exhibit 99.3 to the Company’s Registration Statement on Form S-4 (File No. 333-266298) filed July 22, 2022

107	Filing Fee Table, incorporated by reference to Exhibit 107 to the Company’s Registration Statement on Form S-4 (File No. 333-266298) filed July 22, 2022

*	Filed herewith.

Item 22. Undertakings

(a) The Company undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) The Company undertakes (i) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (ii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Company undertakes that, for the purpose of determining liability under the Act to any purchaser, if the Company is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) For the purpose of determining liability of the Company under the Act to any purchaser in the initial distribution of the securities, the Company undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424, (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company, (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company, and (iv) any other communication that is an offer in the offering made by the Company to the purchaser.

(e) The undersigned Company hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) The Company undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(h) The undersigned Company hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) The undersigned Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on August 1, 2022.

COTTONWOOD COMMUNITIES, INC.

By:	/s/ Adam Larson
Adam Larson Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

* Daniel Shaeffer	Chief Executive Officer and Director (principal executive officer)	August 1, 2022

* Susan Hallenberg	Chief Accounting Officer and Treasurer (principal accounting officer)	August 1, 2022

/s/ Adam Larson Adam Larson	Chief Financial Officer (principal financial officer)	August 1, 2022

* Chad Christensen	Executive Chairman of the Board and Director	August 1, 2022

* Jonathan Gardner	Director	August 1, 2022

* John Lunt	Director	August 1, 2022

* Philip White	Director	August 1, 2022

*By:	/s/ Adam Larson
Adam Larson Chief Financial Officer, Attorney-In-Fact